Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated April 9, 2020 relating to the financial statements of BRP Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 40-F for the year ended January 31, 2020.

/s/ Deloitte LLP

Chartered Professional Accountants
September 24, 2020